AMENDMENT NO. 1 TO
FUND PARTICIPATION AND SERVICE AGREEMENT

This First Amendment (“Amendment), effective as of June 5th, 2020 amends the Fund Participation Agreement (the “Agreement”), dated October 9, 2019 by and among Pruco Life Insurance Company (referred to in the Agreement as the “Company,” but referred to herein as “PLIC”), American Funds Distributors, Inc. (the “Distributor”), American Funds Service Company (the “Transfer Agent”), Capital Research and Management Company (the “Adviser”), and American Funds Insurance Series (the “Series”).

WHEREAS the parties desire to amend the Agreement; and

WHEREAS the parties wish to add Pruco Life Insurance Company of New Jersey (“PLICNJ”) as a party to the Agreement.

NOW, THEREFORE, the Agreement is amended as follows:

1.
PLICNJ is hereby added as a party to the Agreement with all associated rights and obligations, along with PLIC. References in the Agreement to the “Company” shall hereinafter be deemed to include both PLIC and PLICNJ.

2.	The first sentence of Section 1.1. is deleted in its entirety and replaced with the following sentence:

The Distributor shall make Class 1 and Class 4 shares of the Funds that offer such share classes available to the Accounts at net asset value next computed after receipt of such purchase order by the Fund (or its agent), as established in accordance with the provisions of the then-current prospectus of the Fund.

3.	The following paragraphs (a) and (b) are added to the end of Section 1.1 of the Agreement:

a.
During the term of this Agreement, the Company shall perform the administrative services (“Services”) set forth on Appendix C hereto, as such exhibit may be amended from time to time by mutual consent of the parties in respect of Accounts holding Class 4 shares of each Fund. In consideration of the Company performing the Services, the Series agrees to pay the Company an administrative services fee of 0.25% of the average daily net asset value of all Class 4 Shares of the Funds held by each Account, payable quarterly, in arrears pursuant to an Insurance Administrative Services Plan adopted by the Series. The Series shall pay all fees within forty-five (45) days following the end of each calendar quarter for fees accrued during that quarter. The fee will be calculated as the product of (a) the average daily net asset value of all Class 4 Shares of the Funds held by each Account during the quarter; (b) the number of days in the quarter; and (c) the quotient of 0.0025 divided by 365. The Series shall not be responsible for payment of fees for Services more than six (6) months in arrears in respect of accounts that were not timely identified by the Company as eligible for compensation pursuant to this Agreement. The Adviser will evaluate periodically the Company’s service levels, including compliance with established NSCC guidelines, transaction errors, compliance with the Prospectus and complaints from Contract Holders. If the Adviser determines that the Company has failed to provide the Services in accordance with industry standards, the Adviser will provide notice of specific deficiencies and a reasonable opportunity to address those deficiencies, which shall be no less than 30 days from the date such notice is received by the Company. If such deficiencies are not remedied within the 30-day period, the Adviser may determine not to continue making payments under the Insurance Administrative Services Plan. The Company represents to the Series and the Adviser that the fees paid pursuant to this Agreement are reasonable in relation to the Services it provides. The Company further represents that the administrative fees for the Services paid by the Series hereunder make up all or a portion of the total amount paid to the Company for the Services and, in any case, that the total amount of administrative fees collected by the Company, including the fees paid by the Series pursuant to this paragraph, do not exceed the costs incurred by the Company for such Services.

b.
The Company will be entitled to a Rule 12b-1 distribution fee paid by the Series, to be accrued daily and paid monthly at an annual rate of 0.25% of the average daily net assets of the Class 4 shares of each Fund attributable to the Contracts for as long as the Series’ Plans of Distribution pursuant to Rule 12b-1 under the 1940 Act for such share class remains in effect.

4.	Appendix A of the Agreement is deleted and replaced with the attached Appendix A.

5.	The attached Appendix C is hereby added to the Agreement.

6.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have each caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date and year first above written.

PRUCO LIFE INSURANCE COMPANY

By: /s/ Timothy Cronin
Name: Timothy Cronin
Title: Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By: /s/ Timothy Cronin
Name: Timothy Cronin
Title: Vice President

AMERICAN FUNDS DISTRIBUTORS, INC.

By: /s/ Timothy W. McHale
Name: Timothy W. McHale
Title: Secretary

AMERICAN FUNDS SERVICE COMPANY

By: /s/ Kenneth R. Gorvetzian
Name: Kenneth R. Gorvetzian
Title: Chairman of the Board

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By: /s/ Maria Thelma Manotok Pathria
Name: Maria Thelma Manotok Pathria
Title: Executive Vice President & Principal Executive Officer

AMERICAN FUNDS INSURANCE SERIES

By: /s/ Maria Thelma Manotok Pathria
Name: Maria Thelma Manotok Pathria
Title: Executive Vice President & Principal Executive Officer

APPENDIX A

Separate Accounts, Contracts and Designated Funds

Name of Separate Accounts and Date Established by Board of Directors

Pruco Life Flexible Premium Variable Annuity Account (June 16, 1995)
Pruco Life of New Jersey Flexible Premium Variable Annuity Account (May 20, 1996)

Contracts Funded by Separate Account

Individual Flexible Premium Deferred Variable Annuity Contract (ICC19-P-VA/IND (6/19)) Individual Deferred Variable Annuity Contract (P-OB/IND(5/14))
Individual Deferred Variable Annuity Contract (P-OC/IND(5/14)) Individual Deferred Variable Annuity Contract (P-OB/IND(5/14)-NY) Individual Deferred Variable Annuity Contract (P-OC/IND(5/14)-NY)

Designated Portfolios
Fund Name
American Funds Insurance Series® Asset Allocation Fund – Class 1    030372601 American Funds Insurance Series® Blue Chip Income and Growth Fund – Class 1    030372692 American Funds Insurance Series® Bond Fund – Class 1    030372809
American Funds Insurance Series® Growth Fund – Class 1    030372403
American Funds Insurance Series® Growth-Income Fund – Class 1    030372304
American Funds Insurance Series® Ultra-Short Bond Fund – Class 1    030372106 American Funds Insurance Series® U.S. Government/AAA-Rated Securities Fund–Class 1        030372502

American Funds Insurance Series® New World Fund – Class 4    02630E863 American Funds Insurance Series® Global Growth and Income Fund – Class 4    02630E848 American Funds Insurance Series® Bond Fund – Class 4    02630E731 American Funds Insurance Series® Global Small Capitalization Fund – Class 4    02630E806 American Funds Insurance Series® Blue Chip Income and Growth Fund – Class 4    02630E855 American Funds Insurance Series® International Fund – Class 4    02630E871
American Funds Insurance Series® Asset Allocation Fund – Class 4    02630E814
American Funds Insurance Series® Growth-Income Fund – Class 4    02630E830
American Funds Insurance Series® Growth Fund – Class 4    02630E889

APPENDIX C

Administrative Services

1.Periodic Reconciliation. The Company shall provide the Funds with sufficient information to allow for the periodic reconciliation of outstanding units of the Accounts and shares of the Funds.

2.Record Maintenance. To facilitate the reconciliation activities described in paragraph 1, the Company shall maintain with respect to each Account holding the Funds’ Class 4 Shares and each Contract Holder for whom such shares are beneficially owned the following records:

a.	Number of shares;

b.	Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

c.	Name and address and taxpayer identification numbers;

d.	Records of distributions and dividend payments; and

e.	Any transfers of shares.

3.Fund Information. The Company shall respond to inquiries from Contract Holders regarding the Funds, including questions about the Funds’ objectives and investment strategies.

4.Shareholder Communications. The Company shall provide for the delivery of certain Fund-related materials as required by applicable law or as requested by Contract Holders. The Fund related materials shall consist of updated prospectuses, summary prospectuses and any supplements and amendments thereto, statements of additional information, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. The Company shall respond to inquiries from Contract Holders relating to the services provided by it and inquiries relating to the Funds.

5.Transactional Services. The Company shall (a) communicate to the Funds’ transfer agent, purchase, redemption and exchange orders; and (b) communicate to the Accounts and Contract Holders, mergers, splits and other reorganization activities of the Funds.

6.Other Information. The Company shall provide to the Accounts and Contract Holders such other information as shall be required under applicable law and regulations.